As filed with the Securities and Exchange Commission on July 8, 2013

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-170726)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

7 Days Group Holdings Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5C-11 Creative Industry Zone

397 XinGangZhong Road

Guangzhou, Guangdong 510310

People’s Republic of China

(Address, Including Zip Code, of Principal Executive Offices)

7 Days Group Holdings Limited

2007 Employee Share Incentive Plan (Amended and Restated)
(Full title of the plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Kurt J. Berney, Esq.

O’Melveny & Myers LLP

37th Floor, Plaza 66, 1266 Nanjing Road West

Shanghai, 200040

People’s Republic of China

(8621) 2307-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-170726) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by 7 Days Group Holdings Limited, a company established under the laws of the Cayman Islands (the “Company”), and became effective on November 19, 2010. Under the Registration Statement, a total of 5,705,327 ordinary shares of the Company, par value $0.125 per share (the “Shares”) were registered for issuance upon exercise of options granted or to be granted pursuant to the Company’s 2007 Employee Share Incentive Plan (Amended and Restated) (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued Shares previously registered under the Registration Statement and issuable under the Plan.

On July 5, 2013, pursuant to an agreement and plan of merger, dated February 28, 2013, by and among the Company, Keystone Lodging Holdings Limited (“Holdco”) (solely for the limited purposes of Sections 2.02(c) and 2.02(e) thereof), Keystone Lodging Company Limited (“Parent”), a wholly owned subsidiary of Holdco, and Keystone Lodging Acquisition Limited (“Merger Sub”), a wholly owned subsidiary of Parent, Merger Sub was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. Upon the completion of the Merger, all outstanding Shares and American depositary shares of the Company and all outstanding and unexercised options to purchase Shares pursuant to the Plan were cancelled.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China, on July 8, 2013.

7 DAYS GROUP HOLDINGS LIMITED

By:	/s/ Yuezhou Lin
Name:	Yuezhou Lin
Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.